EXHIBIT 10.1

AVID TECHNOLOGY, INC.
75 Network Drive
Burlington, MA 01803

2011 EXECUTIVE BONUS PLAN

On February 11, 2011 (the “Effective Date”), the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Avid Technology, Inc. (the “Company”) adopted this 2011 Executive Bonus Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of this Plan is: (i) to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate corporate officers, and (ii) to reward its officers for their contributions toward the achievement of certain Company financial goals and their personal performance in 2011.  Except where the context otherwise requires, the term “Company,” as used in this Plan, includes any of the Company’s present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

2.	FINAL AUTHORITY; ADMINISTRATION

The Committee will administer and have final authority on all matters relating to the Plan, except as otherwise set forth herein.  The Committee may interpret and construe the Plan, decide any and all matters arising under or in connection with the Plan, and correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient to implement the Plan.  Additionally, the Committee may amend, suspend, revoke or terminate the Plan at any time.  All bonus payouts under the Plan are subject to prior approval by the Committee.  All decisions by the Committee will be made in the Committee’s sole discretion and will be final and binding on all persons having or claiming any interest in the Plan.

3.	ELIGIBILITY

All of the Company’s officers will be eligible to participate in the Plan, excluding officers hired after September 30, 2011.  Eligible officers must be employed by the Company on December 31, 2011 in order to receive a bonus, if any, under this Plan.  An eligible officer who ceases to be employed by the Company, other than as a result of termination by the Company for cause, after December 31, 2011, but prior to the bonus payout date, will be entitled to receive a bonus pursuant and subject to the terms and conditions of this Plan.  For purposes of the Plan, the following individuals will be deemed to be employed by the Company as of December 31, 2011: (i) any officer on an approved leave of absence on that date, and (ii) any officer who in 2011 becomes disabled and qualifies for benefits under the Company’s long-term disability plan.  For individuals who become officers of the Company during 2011 as a result of an acquisition, initial eligibility for participation in the Plan will be determined by the Committee on a case-by-case basis.  Each eligible officer is deemed a “Participant” in the Plan.

4.	TARGET BONUS

Each Participant has been designated by the Company as being eligible to earn a target bonus amount equal to a percentage of the Participant’s base salary (the “Bonus Percentage”).

Each Participant’s “Target Bonus Amount” for 2011 is his or her Bonus Percentage multiplied by the base salary paid to him or her in 2011.  For purposes of the Plan, base salary includes regular wages and vacation, sick time and holiday pay, but not leave of absence, bonus or other premium pay.

5.	PLAN MODEL OVERVIEW

Actual bonus payouts will be based on the following two components: Company Performance and Personal Performance (each referred to as a “Performance Component”).  Each Performance Component is described in greater detail in Section 6.  The Performance Components have been assigned weights for purposes of calculating bonus payouts, in accordance with the following table:

Performance Component	Weight
Company Performance	80%
Personal Performance	20%

6.	PERFORMANCE COMPONENTS

6.1	Company Performance. Company Performance will be measured using two metrics (each a “Company Metric”), with each Company Metric assigned a weight, as set forth in the following table:

Company Metric1	Weight
Company Revenues	50%
Company Operating Earnings2	50%
1	Actual performance for all Company Metrics will be determined on a non-GAAP basis consistent with historical Company practice.
2	Operating earnings will include any bonus payouts for officers and employees.

For each Company Metric, the Committee will establish a minimum performance level, a target performance level and a maximum performance level.  Each Company Metric will receive a score based upon achievement of these performance levels as set forth in the following table:

Performance Level	Score
Maximum (and above)	1.5
Between target and maximum	1.00 to 1.51
Target	1.00
Between minimum and target	0.30 to 1.002
Minimum	0.30
Below minimum	0.00
1	Score will be adjusted on a linear basis between 1.00 and 1.5 based on actual results.
2	Score will be adjusted on a linear basis between 0.30 and 1.00 based on actual results.

The scores attached to each Company Metric will be used in the following formula, which incorporates the weight of each Company Metric, to determine the “Company Performance Score”:

(Company Revenues score) x (50%)
+ (Company Operating Earnings score) x (50%)
Company Performance Score

6.2
Personal Performance.  The Committee will assign personal performance goals to Participants for 2011.  The Committee will consider goals recommended by the Chief Executive Officer for each Participant when making such assignments.  The Committee may amend or modify any goal or substitute a new goal in place of any existing goal, to the extent equitable under the circumstances (e.g., in the event a Participant’s role or responsibilities change).

The Participant’s performance relative to each goal will be scored on a scale of 0.00 to 1.35, with a score of 1.00 representing target performance.

Within a reasonable period of time after December 31, 2011, each Participant will receive from the Committee, a final assessment of his or her performance relative to each goal (a “Personal Performance Score”).

7.	OVERALL PARTICIPANT SCORE

Each Participant will be assigned an “Overall Score” that will be calculated in accordance with the formula set forth below:

(Company Performance Score)	x	(80%)
+ (Personal Performance Score)	x	(20%)
Overall Score

8.	BONUS PAYOUTS

8.1	Bonus Payout. Each Participant’s actual bonus payout under this Plan, if any, will be determined in accordance with the following formula:

(Target Bonus Amount) x (Overall Score) = Bonus Payout

Notwithstanding the preceding, if the Company has a non-GAAP operating loss for 2011, the bonus payout will be reduced to zero for each Participant.

8.2
Timing.  Bonuses, if any, are expected to be determined and paid in the first quarter of 2011, although the Company will not have any liability to any Participant if bonus payouts are delayed beyond that time period for any reason, provided that in no event will the bonuses, if any, be paid later than December 31, 2011.

9.	CHANGES TO EMPLOYMENT CIRCUMSTANCES

9.1
Changes to Base Salary.  Because each Participant’s Target Bonus Amount is based upon base salary paid in 2011, any adjustments to the rate or payment of a Participant’s base salary will automatically be incorporated on a pro rata basis into that Participant’s bonus payout calculation, including, without limitation, in the event of (i) any increase or diminution in base salary, (ii) any suspension, in whole or in part, of the payment of base salary in connection with an authorized leave of absence, and (iii) any payment of less than a full year’s base salary in connection with a date of hire after January 1, 2011.  If a Participant becomes disabled and qualifies for benefits under the Company’s long-term disability plan, the Participant’s bonus payout will be calculated based upon the Participant’s base salary paid while on the Company payroll as an employee.

9.2
Changes to Bonus Percentage.  If a Participant’s Bonus Percentage changes during 2011, then separate bonus calculations will be performed for each time period for which different Bonus Percentages existed, using the Participant’s base salary during each such time period.

9.3
Personal Performance Goals.  Should a Participant’s employment be terminated during 2011, the Committee shall have full discretion to determine the extent, if any, that a Participant will receive payment in consideration of his or her Personal Performance.

10.	MISCELLANEOUS

10.1
Other Bonuses and Incentives.  Nothing in this Plan shall limit the discretionary authority of the Board or the Committee to approve and pay out additional or alternative bonuses to Participants (based on performance) or provide Participants additional or alternative incentives outside of the terms of this Plan.

10.2
No Right to Employment or Other Status.  This Plan shall not be construed as giving any Participant the right to continued employment or any other relationship with the Company.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with any Participant free from any liability or claim under the Plan, except as may otherwise be provided in the Participant’s employment agreement or change-in-control agreement with the Company.

10.3
Provisions for non-U.S. Participants.  The Company may modify bonus payouts or establish separate procedures for Participants who are non-U.S. nationals or who are employed outside the United States in order to comply with laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, currency, employee benefits or other matters.

10.4	Governing Law. This Plan will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision.